Exhibit 10.2

AGREEMENT FOR PROFESSIONAL SERVICES

This Agreement for Professional Services (the “Agreement”) is made and entered into as of the 31st day of March, 2010 (the “Effective Date”), by and between Primus Telecommunications Group, Incorporated, a Delaware corporation with offices at 7901 Jones Branch Drive, Suite 900, McLean, VA 22102 (hereinafter individually referred to as the “Company”) and John F. DePodesta (hereinafter referred to as “Contractor”).

WHEREAS, Contractor was a former officer, director and employee of the Company and its subsidiary, Primus Telecommunications, Inc., whose employment terminated on March 31, 2010 and who resigned the foregoing officer and director positions as of that date;

WHEREAS, the Company and its subsidiary, Primus Telecommunication, Inc., are parties to a Termination Agreement dated March 29, 2010 (the “Termination Agreement”), which sets forth certain terms relating to the termination of the Contractor’s employment;

WHEREAS, the Company wishes to retain Consultant on a limited basis to assist in transition of certain matters that Consultant worked on during his employment with the Company; and

WHEREAS, Contractor is willing to perform such services subject to and in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the Company and Contractor hereby agree as follows:

1.	SERVICES AND SCOPE OF WORK

1.1 Services. Contractor agrees to perform for the Company the tasks, responsibilities and services (the “Services”) described on the attached task specific schedule(s) (individually, a “Task Order”). The parties may agree, from time to time, to additional Task Orders which shall be signed by both parties and attached hereto. The Services shall be provided in accordance with the provisions of this Agreement and the applicable Task Order.

1.2 Provision of Services. All of the Services shall be provided by Contractor and Contractor shall not delegate, assign or subcontract the performance of any of the Services.

1.3 Time Commitment. Subject to the terms of Section 5.1 regarding incurring of fees in excess of $10,000, Contractor agrees to provide up to 32 hours of Service per month during the term of this Agreement. The parties by mutual agreement may increase the number of hours of Service the Contractor may provide during a month; provided, however, that the number of hours Contractor provides for Services shall not exceed on an annualized basis 20% of the average annual hours Contractor worked for the Company and its affiliates during the prior 36 months.

2.	INDEPENDENT CONTRACTOR

2.1 Independent Contractor. Contractor is performing the Services as an independent contractor. Contractor is not an agent of the Company and thus has no right or authority to represent or legally bind the Company as to any matters, except as expressly authorized in this Agreement. The Company shall not be responsible for payment of, and Contractor shall not make a claim against the Company for, worker’s compensation, health or disability benefits, or unemployment insurance, nor shall the Company be responsible for withholding or paying employment related taxes for Contractor. In the event that any federal, state or local government agency, any court or any other applicable entity determines that Contractor is an employee of the Company for any purpose, Contractor agrees to indemnify and hold the Company harmless from all liabilities, costs and expenses (including, but not limited to, attorneys’ fees) associated with such determination.

3.	PERSONNEL

3.1 Personnel Rules and Regulations. Contractor shall comply with the Company’s reasonable security regulations, including any procedures that the Company personnel and other consultants are normally asked to follow. Unless otherwise agreed by the parties, Contractor shall observe the Company’s working rules, working hours and holiday schedules while working on the Company’s premises. Contractor specifically acknowledges that the Company is committed to a drug-free work place and Contractor represents, warrants and covenants that he is, and shall be, in compliance with such working rule.

4.	PROGRESS REPORTS AND MEETINGS

4.1 Reports. If requested by the Company, Contractor shall submit a detailed written progress report to the designated primary point of contact at the Company every month, or at other intervals as reasonably requested by the Company, during the term of this Agreement. Such progress reports shall detail the current status of Contractor activities, progress of the Services being performed, and additional actions or tasks needed to complete such Task Order. The progress report also shall identify both actual and anticipated problem areas relating to the Task Orders, the impact thereof on Contractor’s work effort, and action being taken or alternative actions to be taken to remedy such problems.

4.2 Meetings. The parties shall mutually agree from time to time upon an appropriate set of periodic meetings between Contractor and appropriate Company representatives. Such meetings shall be conducted telephonically or at the Company’s headquarters.

5.	FEES, EXPENSES, RECORDS AND TAXES

5.1 Fees. Contractor shall be paid the sum of $500 per hour for each hour of

Services provided hereunder. Contractor shall advise the Company when his fees for any month reach $8,500 so that the Company can determine whether to request Services in that month that will likely exceed $10,000. In the event this Agreement terminates during any month, Contractor shall provide a final invoice reflecting the hours of Service he provided before the termination of the Agreement.

5.2 Out-of-Pocket Expenses. The Company will reimburse Contractor, without mark-up or margin, for “Out-of-Pocket Expenses” which shall mean reasonable, necessary and actual out-of-pocket expenses incurred by Contractor in order to perform the Services, but shall not include Contractor’s overhead costs (or allocations thereof), administrative expenses or other mark-up. The Company will reimburse Contractor for Out-of-Pocket Expenses within thirty days of receipt of a reimbursement request to the extent such expenses (i) have been detailed on a form acceptable to the Company and submitted to the Company for review and approval; and (ii) are supported by documentation reasonably acceptable to the Company. It is understood that the Company shall not reimburse Contractor for commuting expenses under any circumstances or for travel and living expenses incurred by Contractor in performing services at a Company facility located in the same metropolitan area as that of Contractor’s home. It is also understood that any air transportation reimbursable hereunder shall be coach/economy and that entertainment by or on behalf of Contractor shall be at no cost to the Company.

5.3 Services Covered. Both parties acknowledge and agree that the fees set forth in Section 5.1 are intended to compensate Contractor fully for all Services and/or Deliverables to be performed and/or provided by Contractor pursuant to the applicable Task Order. Accordingly, the Company shall not be obligated to pay Contractor any consideration or amounts in addition to those described in the applicable Task Order.

5.4 Taxes. Contractor agrees to sign form W-9 attached hereto as Exhibit A and return it to the Company within 5 days of execution of this Agreement. In no event shall the Company be responsible for taxes based on the income or gross receipts of Contractor.

6.	INDEMNITIES

Contractor agrees to indemnify, defend at its expense and hold harmless the Company, and its affiliates, subsidiaries, partners, officers, directors, employees, agents, successors and assigns from any and all claims, actions, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and expenses, arising from or related to: (i) any material breach of the representations, warranties and covenants made by Contractor under this Agreement; (ii) any material breach of the confidentiality obligations hereunder by Contractor; (iii) any infringement by the Company or its representatives of any patent, copyright, trademark, trade secret or other proprietary right relating to Deliverables, documentation and/or other materials provided by Contractor; (iv) any misappropriation of Confidential Information alleged to have occurred because of the Company’s (or its designated representatives) use of Deliverables, documentation and/or other materials provided by Contractor; or (v) any personal injury or property damage in connection with or arising out of the gross negligence of Contractor or otherwise relating to the furnishing, performance or use of the Services, Deliverables or other materials provided under this Agreement or any Task Order.

The Company agrees to indemnify, defend at its expense, and hold harmless the Contractor from any claims, actions, damages, liabilities, costs and expenses, including reasonable attorneys fees and expenses, arising from or relating to the use or reliance by Contractor of any material information or analysis provided by the Company that was inaccurate, false or misleading.

7.	OWNERSHIP

7.1 Work Made For Hire. All Deliverables, information or other materials, whether in progress or completed, including but not limited to, all inventions, reports, recommendations, analyses, data, computer programs, drawings and photographs developed and provided by Contractor during the performance of the Services, shall be deemed “works made for hire” and the sole and exclusive property of the Company. To the extent that any such work is not deemed a “work made for hire” and the Company property by operation of law, Contractor hereby irrevocably assigns, transfers and conveys (now and in the future) to the Company all of its right, title and interest in such work, including but not limited to all rights of patent, copyright, trademark or other proprietary rights in such work. Contractor agrees to execute documents or to take actions as the Company reasonably may request to perfect the Company’s ownership of any such work, with such obligations to survive termination of this Agreement

7.2 Ownership Provisions. Contractor agrees that it shall include and enforce such ownership provisions in all subcontracts, if any, to ensure the exclusivity of the Company ownership as described in Section 7.1 above. The Company, its successors and assigns, shall have the unfettered right to obtain, and to hold in its own name, patents, copyrights, registrations, or such other intellectual property rights and protections as may be appropriate. All Deliverables shall bear the Company’s copyright and trade secret notices.

8.	CONFIDENTIALITY AND PROPRIETARY RIGHTS

8.1 Non-Disclosure. In addition to the confidentiality requirements set forth in the Termination Agreement, Contractor shall preserve as strictly confidential and proprietary all information and material, whether or not marked as confidential, including but not limited to the Company information, materials, data, strategic plans, financial information, personnel files, customer (or potential customer) lists, or other information that the Company may provide to Contractor, or Contractor may receive, in connection with this Agreement or the Task Order(s) (collectively “Confidential Information”). Contractor shall hold the Confidential Information in confidence, with reasonable care and shall not disseminate such Confidential Information, except to representatives of the Company pursuant to the performance of the Services hereunder. Contractor agrees to preserve any copyright, trademark and other proprietary rights notices on all Confidential Information and promptly notify the Company of any disclosure of Confidential Information that is not in accordance with this Agreement. Contractor agrees that in the event of a breach or threatened breach of this Section 8.1, that the Company may be irreparably harmed such that monetary damages will not adequately compensate for its injuries. In the event of any such breach, the Company shall be entitled, in addition to any rights or remedies it may have at law or in equity, to seek temporary and permanent injunctive relief issued by any court of competent jurisdiction enjoining and restraining Contractor from continuing such breach and the payment by Contractor of all costs associated with any litigation in which the Company prevails, including attorneys’ fees. The foregoing obligations shall survive termination or expiration of this Agreement or any Task Order.

8.2 Limitations. Confidential Information shall not include the following information, to the extent that Contractor can show that the information: (i) is previously known by Contractor at the time of disclosure without obligation of confidence, or without breach of this Agreement or the Termination Agreement; (ii) is publicly disclosed through no wrongful act of Contractor or his representatives; (iii) is received from a third party having the right to lawfully possess and disclose same and without breach of this Agreement; (iv) is independently developed by Contractor without access or reference to the Confidential Information; (v) is approved for release by prior written authorization of the Company; or (vi) is required to be disclosed by a court of competent jurisdiction pursuant to applicable law or regulation, but only to the extent expressly required and only after alerting the Company of such disclosure requirement

9.	LIMITATION OF LIABILITY

IN NO EVENT WILL EITHER PARTY BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES RELATING TO THIS AGREEMENT, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EACH PARTY’S MAXIMUM LIABILITY TO THE OTHER UNDER THIS AGREEMENT SHALL BE THE RECOVERY OF ACTUAL DAMAGES UP TO THE AMOUNT PAYABLE BY THE COMPANY UNDER THIS AGREEMENT AND ALL TASK ORDERS. THE FOREGOING LIABILITY LIMITATIONS SHALL NOT APPLY WITH RESPECT TO: (I) DAMAGES OCCASIONED BY THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF CONTRACTOR UNDER THIS AGREEMENT; or (II) DAMAGES OCCASIONED BY THE IMPROPER OR WRONGFUL TERMINATION OR ABANDONMENT OF THIS AGREEMENT OR ANY TASK ORDER BY CONTRACTOR.

10.	WARRANTIES

10.1 Warranties. Contractor represents, warrants and covenants that: (a) he will comply with all laws and regulations in performing the Services; (b) he will perform the Services in accordance with the terms and conditions of this Agreement and any Task Order in a professional and workmanlike manner consistent with best industry standards and practice; (c) it possesses all right, power and authority to enter into this Agreement; (d) all Deliverables shall be original works of Contractor or that Contractor shall have all rights necessary to provide such Deliverables; and (e) neither the Services,

Deliverables nor any other materials, or any part thereof, provided to the Company shall infringe any patent, copyright, trademark, trade secret or other proprietary right of a third party. The parties may agree upon additional warranties that will apply to specific Task Orders. If any Services performed by Contractor fail to meet the above warranties, then without limiting any other remedies at law or in equity, Contractor promptly shall correct or re-perform any affected Services at no cost to the Company.

10.2 No Other Warranties. CONTRACTOR MAKES NO OTHER WARRANTY FOR ANY SERVICES UNDER THIS AGREEMENT. THE WARRANTIES ABOVE ARE INSTEAD OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

11.	TERM AND TERMINATION

11.1 Term. The term of this Agreement will commence on the Effective Date and shall terminate automatically September 30, 2010, unless sooner terminated pursuant to this Article 11.

11.2 Termination for Cause. This Agreement and/or any Task Order issued under it may be terminated by either party (reserving cumulatively all other rights and remedies at law or in equity unless expressly stated herein) in the event the other party has materially breached this Agreement or any Task Order (i) upon receipt of written notice thereof if such material breach is incapable of cure; or (ii) upon the expiration of thirty (30) days (or such additional cure period as the non-breaching party may authorize in writing) after receipt of written notice thereof if the material breach is capable of cure and has not been cured. Waiver of a particular material breach shall not imply waiver of any other material breach. Notwithstanding the foregoing, Contractor may terminate this Agreement or a particular Task Order in the event that the Company fails to pay all amounts owed to Contractor under this Agreement or a particular Task Order within 30 days of the Company’s receipt of Contractor’s invoice for such amount. Each party agrees to continue performing its/his obligations under this Agreement while any dispute is being resolved except to the extent the issue in dispute precludes performance (dispute over payment shall not be deemed to preclude performance provided undisputed amounts are paid within the afore-referenced 30 day period).

11.3 Termination for Convenience. The Company may terminate this Agreement at any time for convenience and without cause. Exercise of this right must be accomplished by giving Contractor prior written notice designating the termination date (which termination date shall not be less than five (5) days following such notice) and by paying Contractor fees due through the date of termination as provided in Section 5.1 above. In the event that a purported termination for cause by the Company under Section 11.2 above is determined by a competent authority not to be properly a termination for cause, then such termination by the Company shall be deemed to be a termination for convenience under this Section 11.3. Contractor may terminate this Agreement at any time without cause. Exercise of this right must be accomplished by Contractor giving the Company prior written notice designating the termination date (which termination date shall not be less than forty five (45) days following such notice.

11.4 Task Orders. Upon written notice to Contractor, the Company may terminate any particular Task Order. The termination of any particular Task Order shall not affect the parties’ respective duties and obligations under any other Task Order(s) then in effect.

12.	GENERAL

12.1 Assignment. This Agreement shall be binding on the parties hereto and their respective successors and assigns. Neither party may, or shall have the power to, assign this Agreement without prior written consent of the other, except that (i) the Contractor may assign his rights and obligations under this Agreement without the approval of the Company to a limited liability company in which the Contractor is the principal member and Contractor shall promptly notify the Company in writing of such assignment, provided that in no event shall such assignment relieve the Contractor of his obligations under this Agreement, including the obligation of Contractor to personally provide the Services, and (ii) the Company may assign its rights and obligations under this Agreement without approval of Contractor to an entity that acquires all or substantially all of the assets of the Company or to any subsidiary or affiliate or successor in a merger or acquisition of the Company; provided that in no event shall such assignment relieve the Company of its obligations under this Agreement.

12.2 Force Majeure. In the event performance of this Agreement or a particular Task Order is prevented or interfered with by reason of acts of God, fires, floods, epidemic, strikes, or any other circumstances beyond the reasonable control and without the fault or negligence of the party affected, the party so affected, upon giving prompt notice to the other party of the circumstances causing its delay or failure to perform and of its plans and efforts to implement a work-around solution, shall be excused from such performance on a day-to-day basis to the extent of such prevention, restriction or interference (and the other party shall likewise be excused from performance of its obligations on a day-to-day basis until the delay, restriction or interference has ceased), provided, however, that the party so affected shall use its reasonable efforts to avoid or remove such causes of nonperformance and both parties shall proceed whenever such causes are removed or cease. In the event such delay shall extend for a period which substantially and adversely impacts the Services, and in no event more than three (3) consecutive days, then the Company may terminate this Agreement without liability upon written notice to Contractor.

12.3 Informal Dispute Resolution. The parties agree that, prior to initiating formal dispute resolution relating to any matter set forth in this Agreement, they will attempt to resolve disputes informally by working together promptly to address problems and escalate issues within their respective companies as reasonably required.

12.4 Notices. Any notices under this Agreement and/or any Task Order shall be in writing and shall be hand delivered or sent by registered mail return receipt requested to the party receiving such notice at the address first set forth above, or such other address as either party may in the future specify to the other party in accordance with this notice provision.

12.5 Governing Law. This Agreement and related Task Order(s) shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to its choice of law rules. The sole jurisdiction and venue for any litigation arising out of this Agreement shall be an appropriate federal or state court in Virginia.

12.6 Entire Agreement. Except as provided below in this Section 12.6, this Agreement and each Task Order attached hereto set forth the entire understanding and agreement of the parties as to the specific subject matter therein, and supersede all prior agreements and representations, whether written or oral, with respect to the subject matter of this Agreement, and each Task Order attached hereto, between the parties. No modification, amendment, supplement to or waiver of this Agreement or any Task Order hereunder, or any of their provisions shall be binding upon the parties hereto unless made in writing and duly signed by both parties. Notwithstanding the foregoing, the Termination Agreement (and the Separation Agreement referenced in the Termination Agreement) shall remain in full force and effect in accordance with their current terms and shall not be modified or amended by this Agreement.

12.7 Counterparts. This Agreement and any future Task Order may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall together constitute one and the same Agreement.

12.8 No Waiver. No waiver shall be effective unless in writing signed by an authorized representative of the party against whom enforcement of the waiver is sought. Neither the failure of either party to exercise any right of termination, nor the waiver of any default or breach shall constitute a waiver of the rights granted in this Agreement with respect to any subsequent other default or breach.

12.9 No Interference. Contractor represents to the Company that, as of the Effective Date, he is not subject to any obligation that would prevent him from entering into this Agreement or any Task Order, and that Contractor’s offer to provide Services and the Company’s acceptance of such offer in no way causes or induces Contractor to breach any contractual obligation to any other party.

12.10 Severability. In the event any one or more of the provisions of this Agreement or of any Task Order is invalid or otherwise unenforceable, the enforceability of remaining provisions shall be unimpaired.

12.11 Publicity. Contractor agrees that he will not refer to the existence of this

Agreement or any Task Order in press releases, advertising or materials distributed to prospective customers without the prior written consent of the Company, in each instance, which consent may be withheld in its sole discretion. The Company shall be entitled to reference this Agreement in any public filings or press releases it makes, subject to prior review and comment by Contractor provided, however, the Company shall retain the sole discretion to make any such filing or release that is required by applicable law.

14.12 Remedies. The rights and remedies of the Company as set forth in this Agreement are not exclusive and are in addition to any other rights and remedies available to it at law or in equity.

14.13 Survival. Any provision of this Agreement which contemplates performance subsequent to any termination or expiration of this Agreement shall survive any termination or expiration of this Agreement and continue in full force and effect.

14.14 Headings. The section headings in this Agreement are intended for reference purposes only and shall in no way be construed to modify or restrict any of the terms or provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

/s/ K. Paul Singh

By: K. Paul Singh — CEO/Chairman

JOHN F. DEPODESTA

/s/ John F. Depodesta